Exhibit 99.1

For Release on Monday, February 11, 2008 at 9 a.m. EST

AMRI Announces Fourth Quarter and Full Year 2007 Results

Posts Full Year Adjusted EPS Growth of 40%

Announces $20 Million Share Repurchase Program

Albany, NY (February 11, 2008) — AMRI (NASDAQ: AMRI) today reported financial and operating results for the fourth quarter and full year ending December 31, 2007.

Financial highlights include:

•      Continued strong growth in Development/Small Scale business segment revenue, up 22% in fourth quarter, and 26% for the full year

•      Full year adjusted operating income increased over 100% to $11.6 million from $5.7 million in 2006

•      Full year adjusted net income of $9.1 million for 2007, up from $6.5 million in 2006

•      Full year cash flow from operations improved by $20 million to $31.7 million

Fourth Quarter Results

Total revenue for the fourth quarter of 2007 was $47.2 million, an increase of 1% compared to total revenue of $46.6 million in the fourth quarter of 2006.

Total contract and milestone revenue for the fourth quarter was $41.1 million, an increase of 2% compared to total contract and milestone revenue of $40.3 million in the fourth quarter of 2006.

Total contract revenue for the fourth quarter of 2007 was $40.6 million, an increase of 1% compared to total contract revenue of $40.3 million in 2006.  Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

•      Development/Small Scale Manufacturing — contract revenue for the fourth quarter was $11.4 million, an increase of 22% from $9.3 million in 2006

•      Discovery Services — contract revenue for the fourth quarter of 2007 was $11.5 million, a decrease of 6% from $12.2 million in 2006

•      Large Scale Manufacturing — contract revenue for the fourth quarter of 2007 was $17.7 million, a decrease of 6% from $18.8 million in 2006

Milestone revenue resulting from a collaborative research agreement was $0.5 million in the fourth quarter.

Recurring royalties from Allegra® in the fourth quarter of 2007 were $6.1 million, a decrease of 4% compared to recurring royalties of $6.3 million in 2006.  AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as the authorized generic, for patents relating to the active ingredient in Allegra®.

The net loss under U.S. Generally Accepted Accounting Principles (U.S. GAAP) in the fourth quarter of 2007 was $0.8 million or ($0.03) per basic and diluted share, compared to a net loss of $0.8 million or ($0.02) per basic and diluted share in the fourth quarter of 2006.  During the fourth quarter of 2006, AMRI initiated the restructuring of its Large Scale Manufacturing facility in Rensselaer, NY in order to improve profitability.  AMRI recorded a charge of $1.6 million, net of taxes, or ($0.05) per diluted share, related to this restructuring initiative.  In addition, during the fourth quarter of 2006, AMRI entered into a letter of intent to sell its real estate assets in Mount Prospect, IL for approximately $1.5 million.  As a result, AMRI recorded an additional impairment charge of approximately $306,000, net of taxes, or ($0.01) per diluted share, in the fourth quarter of 2006 to reduce the carrying amount of these assets.  Also, during the fourth quarter of 2006 AMRI recognized a real property tax adjustment resulting from a prior year tax audit settlement in the amount of $390,000 or ($0.01) per diluted share. Excluding the Large Scale restructuring, the Mount Prospect impairment and real property tax adjustment charges described above, net income in the fourth quarter of 2006 was $1.5 million, or $0.05 per diluted share.  There were no similar material pro forma adjustments in the fourth quarter of 2007.  For a reconciliation of net income (loss) and earnings (loss) per diluted share as reported to adjusted net income and earnings per diluted share for the 2007 and 2006 reporting periods, please see Table 1 at the end of this press release.

Full Year 2007 Results

Total revenue for the full year ended December 31, 2007 was $192.5 million, an increase of 7% compared to total revenue of $179.8 million in 2006.

Total contract and milestone revenue for the full year was $165.5 million, an increase of 8% compared to total contract and milestone revenue of $152.8 million in 2006.

Total contract revenue for the full year was $163.4 million, an increase of 7% compared to total contract revenue of $152.8 million in 2006.

•      Development and Small Scale Manufacturing — contract revenue for the year ended December 31, 2007 was $45.4 million, an increase of 26% compared to $36.2 million in 2006

•      Discovery Services — contract revenue was $41.6 million, an increase of 5% compared to $39.6 million in 2006

•      Large Scale Manufacturing — contract revenue was $76.3 million, a decrease of 1% compared to $77.0 million in 2006

Milestone revenue for the year ended December 31, 2007 was $2.1 million.  Milestone revenue includes $1.5 million recorded in the second quarter resulting from the company’s 2005 licensing agreement with Bristol-Myers Squibb and $0.5 million recorded in the fourth quarter resulting from a collaborative research agreement.

Recurring royalties from Allegra® for the full year were $27.1 million, up slightly from recurring royalty revenues of $27.0 million in 2006.

The net income under U.S. Generally Accepted Accounting Principles (U.S. GAAP) for the year ended December 31, 2007 was $8.9 million, or $0.27 per diluted share, compared to net income of $2.2 million, or $0.07 per diluted share in 2006.  Excluding Large Scale Manufacturing restructuring charges of $177,000 (net of taxes), net income for the year ended December 31, 2007 on an adjusted basis was $9.1 million, or $0.28 per diluted share.  Excluding the Mount Prospect impairment charges, a real property tax adjustment resulting from a prior year tax audit settlement and charges related to the Large Scale restructuring, net income for the year ended December 31, 2006 on an adjusted basis was $6.5 million, or $0.20 per diluted share.  For a reconciliation of net income and earnings per diluted share as reported to adjusted net income and earnings per diluted share, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D’Ambra said, “AMRI achieved significant progress in multiple lines of business during 2007.  While the many positive developments were overshadowed by overall fourth quarter performance, year-over-year comparison of 2007 versus 2006 saw significant operating improvements in the business.  Demand for our Discovery Services, in particular, is strong as customers begin to take advantage of our flexible, global business model, anchored by our US-based resources.  Development/Small Scale Manufacturing continued to deliver strong growth.  Our Large Scale business segment posted a $5.5 million improvement in gross margin, increasing from 3% in 2006 to 10% in 2007.”

Dr. D’Ambra continued, “While we had expected to gain more margin improvement in 2007, we continue to see our Large Scale segment as critical to our business strategy and remain focused on building on these margin improvements in 2008.  In addition, we expect our recent investments and expansions in our sales force to deliver larger contributions to revenue growth in the second half of 2008.  Overall, by building on the progress achieved in 2007, and making additional improvements in all areas of our business, I believe that 2008 should continue the year over year improvements in revenue and operating margin we achieved in 2007.”

Liquidity and Capital Resources

At December 31, 2007, AMRI had cash, cash equivalents and investments of $107.7 million, compared to $105.9 million at September 30, 2007 and $107.2 million at December 31, 2006.  Net cash provided by operating activities increased to $31.6 million in 2007 compared to $11.3 million in 2006.  The change is due primarily to net income of $8.9 million in 2007 compared to $2.2 million in 2006 and cash provided by changes in assets and liabilities of $1.5 million in 2007 compared to cash used in operating activities of $13.5 million in 2006 resulting from changes in assets and liabilities.  Cash used in investing activities increased slightly in 2007 when compared to 2006 resulting primarily from the acquisition of India Private Limited in June 2007 and increases in the purchase of property, plant and equipment.  Proceeds from the sale of common stock resulted in a reduction of cash used in Financing activities in 2007 when compared to 2006.

The increase of $1.8 million in cash, cash equivalents and investments in the fourth quarter of 2007 was due primarily to cash flow from operations of $8.2 million, partially offset by purchases of property, plant and equipment of $5.7 million and principal payments on the company’s credit facility of $1.1 million.

Total debt at December 31, 2007 was $14.0 million, compared to $15.1 million at September 30, 2007 and $18.5 million at December 31, 2006.  Cash, cash equivalents, and investments, net of debt, were $93.7 million at December 31, 2007.  Total common shares outstanding, net of treasury shares, were 32,998,159 at December 31, 2007.

2008 Financial Guidance

AMRI Chief Financial Officer Mark T. Frost provided contract revenue guidance for the first quarter and full year of 2008. “In the first quarter, we expect contract revenue to range from $38 million to $42 million.  As indicated in our press release issued on January 29, customer delivery patterns will cause the growth for the first quarter to be near flat with the majority of forecasted growth occurring in the remaining quarters of 2008.  For the full year 2008, we expect contract revenue to range from $178 million to $182 million, an increase of up to 12% versus 2007 and demand for our Discovery Services to be the largest contributor to full year revenue growth.”

Mr. Frost continued, “As a result of the stabilization of our royalty revenues from worldwide sales of Allegra®, we are reintroducing earnings per share guidance for 2008.  For the first quarter we expect EPS to range from of $0.00 to $0.03.  For the full year we expect EPS to range from $0.33 to $0.37, which would represent up to 32% adjusted EPS growth compared with 2007.”

Share Repurchase Program

AMRI’s board of directors approved a stock repurchase program during the board’s regularly scheduled meeting on February 7, 2008. Under the program, the company is authorized to purchase up to $20 million of the issued and outstanding shares of its Common Stock in the open market or in private transactions during the next 12 months. Shares may be repurchased from time to time and in such amounts as market conditions warrant, subject to price ranges set by management and regulatory considerations.

“This program underscores our confidence in AMRI’s business,” said Dr. D’Ambra. “We believe that current share price levels represent an attractive investment, particularly in view of the many longer term strategic initiatives AMRI has undertaken.  The Board believes that this commitment is a good way to demonstrate its confidence in AMRI’s future.  In addition to funding our international expansion and several R&D programs, AMRI’s business continues to generate significant cash.  The size of the program announced today still positions the company with the financial resources and flexibility to continue to evaluate additional expansion opportunities as they arise.”

Full Year Highlights

During 2007, AMRI made a number of noteworthy announcements, including the following:

•      The launch of a four-year research collaboration with the Cystic Fibrosis Foundation aimed at identifying novel treatments that address the core defect in cystic fibrosis.  The collaboration, worth up to $23.7 million, calls for AMRI to screen its natural-product based libraries, and conduct an integrated drug discovery program on promising compounds that may emerge from the screening program.  AMRI also has the option to provide chemical development and GMP manufacturing services on compounds that progress into preclinical or clinical testing.

•      A $1.5 million milestone payment from a licensing agreement with Bristol-Myers Squibb, marking the first milestone in the ongoing research collaboration between the two companies to develop improved treatments for depression and diseases of the central nervous system.

•      The acquisition of two pharmaceutical manufacturing sites, along with additional land for expansion, in Aurangabad and Navi Mumbai, India, immediately expanding AMRI’s product offerings in the manufacture of pharmaceutical and bulk active intermediates.

•      The opening of a new 5,000 square meter (50,000 sq. ft.) research and development facility at the Shapoorji Pallonji Biotech Park in Hyderabad, India, providing additional space for AMRI’s laboratory-scale Indian operations.  The new facility also includes laboratories for conducting early stage research such as custom chemical synthesis and analytical chemistry.

•      A letter of intent was signed for the purchase of FineKem Laboratories Pvt. Limited, a manufacturing facility located in Aurangabad, India, significantly accelerating AMRI’s ability to make custom pilot scale intermediates in India.  The transaction closed in January 2008 and operations are expected to commence in the second quarter of 2008.

•      The hire of Jonathan D. Evans as Vice President of Pharmaceutical Development and Manufacturing, consolidating the leadership of all manufacturing operations world-wide under one helm.  Mr. Evans brings 16 years of international operations and management experience including 13 years at General Electric’s Advanced Materials Division.

•      The hire of Steve Jennings as Senior Vice President of Sales, Marketing and Business Development.  Mr. Jennings brings over 30 years of leadership and global sales experience, with a strong background in business development and licensing in both the pharmaceutical and medical device sectors.

•      A brand name change, new logo, and launch of a redesigned Web site reinforcing the company’s transition into a global organization with the ability to provide a wide range of services to customers worldwide.

•      The hire of Raymond Yeung as General Manager of AMRI Singapore Research Center.  Mr. Yeung brings 25 years of industrial, pharmaceutical and biotechnology experience with healthcare organizations in North America and Asia.

•      The hire of Dr. Philip William Small as Director of Chemistry at its Hungarian site.  Dr. Small brings over 20 years of practical and managerial experience gained at leading combinatorial chemistry/drug discovery companies.

•      A natural products-based drug discovery collaboration with Achaogen, Inc. focused on potential new treatments for antibiotic resistance.  In addition to an upfront payment, AMRI has opportunities for milestone and royalty payments.

•      The launch and assumption of leadership of the CancerGrid Project by AMRI Hungary, a three-year multidisciplinary research program funded by the European Commission in which ten life sciences companies and academic centers will work together to discover and develop novel anti-cancer agents.

Fourth Quarter Conference Call

The company will hold a conference call at 10 a.m. Eastern Standard Time on February 11, 2008 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 888-637-7740 (for domestic calls) or 913-312-1484 (for international calls) at 9:45 a.m. ET and provide conference code 5426081. In addition, the call is being webcast on the Internet and can be accessed on the company’s website, www.amriglobal.com.

Replays of the call will be available for seven days following the call beginning at noon on February 11, 2008. To access the replay by telephone, call 888-203-1112 (for domestic calls) or 719-457-0820 (for international calls) and use passcode 4299861. In addition, replays of the call will be available for three months on the company’s website at www.amriglobal.com/investor_relations/.

Founded in 1991, Albany Molecular Research, Inc. (AMRI) provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world’s leading healthcare companies. As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner. With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company’s estimates of revenue and earnings per share for the full year 2008, statements made by the company’s chief executive officer and chief financial officer, including statements under the caption “2008 Financial Guidance” regarding the strength of the company’s business and prospects, including statements concerning the expected revenue growth from and business demand for the company’s Discovery Services business unit, the expectation of improved profitability of large scale manufacturing, new active pharmaceutical ingredients manufactured by the company, profitability and sustaining the company’s momentum and long-term growth. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, the company’s ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies’ outsourcing of chemical research and development, including softness in these markets, sales of Allegra® and the impact of the “at-risk” launch of generic Allegra® on the company’s receipt of significant royalties under the Allegra® license agreement, the risk of an “at-risk” launch of generic Allegra-D® and the impact of that on the company’s receipt of significant royalties under the Allegra® license agreement, the risk that Allegra® may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra®, the success of the company’s collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company’s ability to enforce its intellectual property and technology rights, the company’s ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company’s strategic investments and acquisitions to perform as expected, including the reaction of customers of the company  to the acquisition of assets of Ariane Orgachem Pvt. Ltd. in Aurangabad/ Ferico Laboratories Ltd. in Navi Mumbai, India, and the acquisition of FineKem Laboratories Pvt. Ltd. in Aurangabad, India, the company’s timing and ability to successfully integrate Arianne’s and FineKem’s operations (including migration of Arianne and FineKem to the company’s systems and controls) and employees, the introduction of new services by competitors or the entry of new competitors into the markets for the company’s, Arianne’s and FineKem’s  services, the failure by the company to retain key employees of Arianne and FineKem, failure to further develop and successfully market Arianne’s and FineKem’s  service offerings, failure to achieve anticipated revenues and earnings, costs related to the acquisition and any goodwill impairment related to such investments and acquisitions, the risks posed by international operations to the company, the existence of deficiencies and/or material weaknesses in the company’s internal controls over financial reporting, risks related to the company’s implementation of its ERP system, and the company’s ability to effectively manage its growth, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission on March 15, 2007, and the company’s other SEC filings. Revenue and other earnings related guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of net income (loss) and earnings (loss) per diluted share adjusted to exclude the Large Scale restructuring charge, a real property tax adjustment resulting from a prior year tax audit settlement and the impairment charge related to our Mount Prospect Research Center, which management believes are outside our core operational results. We believe presentation of these measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for net income (loss) or earnings (loss) per diluted share prepared in accordance with U.S. GAAP.

Table 1:  Reconciliation of fourth quarter 2007 and 2006 and full year 2007 and 2006 reported net income (loss), earnings (loss) per diluted share, and income (loss) from operations to adjusted net income (loss), adjusted earnings (loss) per share, and adjusted income (loss) from operations:

Table 1

	Fourth	Full
	Quarter	Year
	2007	2007
Net (loss) income, as reported	$(844)	$8,936
LS restructuirng	(12)	177
Net (loss) income, as adjusted	$(856)	$9,113

Earnings (loss) per diluted share, as reported	$(0.03)	$0.27
LS restructuring	(0.00)	0.01
Earnings (loss) per diluted share, as adjusted	$(0.03)	$0.28

Income (loss) from operations, as reported	$(1,250)	$11,351
LS restructuring	(12)	273
Income (loss) from operations, as adjusted	$(1,262)	$11,624

	Fourth	Full
	Quarter	Year
	2006	2006
Net (loss) income, as reported	$(764)	$2,183
Mt Prospect impairment	306	2,310
Real property tax	390	390
LS Restructuring	1,580	1,580
Net income, as adjusted	$1,512	$6,463

Earnings (loss) per diluted share, as reported	$(0.02)	$0.07
Mt Prospect impairment	0.01	0.07
Real property tax	0.01	0.01
LS restructuring	0.05	0.05
Earnings per diluted share, as adjusted	$0.05	$0.20

Loss from operations, as reported	$(2,504)	$(898)
Mt Prospect charges, net of taxes	470	3,554
Real property tax settlement	600	600
LS restructuring	2,431	2,431
Income (loss) from operations, as adjusted	$997	$5,689

Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except for per share data)	2007	2006	2007	2006
Contract revenue	$40,637	$40,305	$163,375	$152,783
Milestones and recurring royalties	6,586	6,313	29,136	27,024
Total revenue	47,223	46,618	192,511	179,807

Cost of contract revenue	35,938	32,846	132,032	128,610
Technology incentive award	658	632	2,784	2,783
Research and development	3,596	3,503	12,821	11,428
Selling, general and administrative	8,293	9,710	33,250	31,899
Property and equipment impairment				3,554
Restructuring	(12)	2,431	273	2,431
Total costs and expenses	48,473	49,122	181,160	180,705

Income (loss) from operations	(1,250)	(2,504)	11,351	(898)

Interest income, net	840	844	3,192	2,990
Other (loss) income, net	(53)	149	(158)	150

Income (loss) before income tax expense	(463)	(1,511)	14,385	2,242

Income tax expense (benefit)	381	(747)	5,449	59

Net income (loss)	$(844)	$(764)	$8,936	$2,183

Basic earnings (loss) per share	$(0.03)	$(0.02)	$0.28	$0.07

Diluted earnings (loss) per share	$(0.03)	$(0.02)	$0.27	$0.07

Albany Molecular Research, Inc.

Selected Consolidated Balance Sheet Data

(unaudited)

	December 31,	December 31,
	2007	2006
Cash, cash equivalents and investments	$107,699	$107,164
Accounts receivable, net	28,006	34,747
Royalty income receivable	6,086	6,225
Inventory	22,581	22,644
Total current assets	175,260	182,620
Property and equipment, net	158,028	153,202
Total assets	386,654	375,493

Total current liabilities	36,371	32,688
Long-term debt, excluding current installments	4,080	13,993
Total liabilities	52,088	57,038
Total stockholders’ equity	334,566	318,455
Total liabilities and stockholders’ equity	$386,654	$375,493

Contacts:
Media — Andrea Schulz, 518-512-2226

Investors — Peter Jerome, Director of Investor Relations, 518-512-2220